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                                 Exhibit 10.11



February 5, 1997

Dennis R. Williamson
5265 Toscana Way, Apt. 221
San Diego, CA 92122-5306

Dear Mr. Williamson,

     We confirm our agreement amending the Employment Agreement dated as of September 1, 1993 between us, as follows:

1. Paragraph 6 is amended to provide the term of your employment shall continue until it is terminated by us upon not less than three (3) years prior written notice to the other, except as otherwise expressly provided in the Employment Agreement.

2. Your Base Salary shall increase by ten percent for each successive twelve month period (April 1 though March 31).

3. The Employment Agreement, as amended, shall be construed and interpreted in accordance with the laws of the State of New York, without regard of the laws of conflicts of law. You and we each consent to the jurisdiction and venue of the courts of the State of New York in any action to enforce your or our rights under or pursuant to said employment agreement.

     The Employment Agreement remains in full force and effect in accordance with all of the terms, provisions and conditions, except as herein specifically amended.

     Please confirm the above correctly sets forth our agreement by signing and returning the above copy of this letter.

                                                Very truly yours,
Agreed:                                         Creative Resources, Inc.


                                                by /s/ Charles R. Bliss
                                                ----------------------------
                                                Charles R. Bliss, CPA
                                                Director

/s/ Dennis R. Williamson
----------------------------
Dennis R. Williamson